NEWS

BG STAFFING, INC. ANNOUNCES Q2 2015 FINANCIAL RESULTS
Record Results for Quarter and Year to Date

PLANO, Texas – August 3, 2015 – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services across a diverse set of industries, today reported financial results for its second quarter and six-month period ended June 28, 2015.

Q2 2015 Overview

•	Quarterly revenue exceeded Q2 2014 by $7.0 million, an increase of 16.2%

•	Quarterly gross profit increased in each of our three business segments -

◦	Commercial segment increased 11.5%

◦	Multifamily segment increased 29.6%

◦	Professional Staffing segment increased 40.6%

•	Increased dividend to $0.25 from $0.15

"Our momentum is building as we continue to make important progress in executing our business plan during the second quarter of 2015,” said L. Allen Baker, Jr. President and CEO.

“The completion of the integration of our latest accretive acquisition, in the attractive staffing niche of finance and accounting, has fit perfectly into our growth and expansion plans. It will allow us to further diversify the revenue and cash flow portfolio we are building for our shareholders - and leverage our internal operational infrastructure. We are firing on all cylinders and look forward to finishing 2015 as our strongest year on record," Baker concluded.

Q2 2015 Results
Revenues for the second quarter 2015 were $49.8 million, an increase of 16.2% when compared with revenues from the second quarter 2014 of $42.8 million. Gross profit was 21.8% for the second quarter 2015 compared with 19.8% for the second quarter 2014. The Company reported net income of $1.5 million, or $0.20 per diluted share for the second quarter 2015 compared with net income of $0.2 million, or $0.04 per diluted share for the second quarter 2014.

Adjusted EBITDA was $4.1 million, or 8.3% of revenues, in the second quarter of 2015, compared with $2.9 million, or 6.8% of revenues for the same period in the prior year.

Six-Month 2015 Results

Revenues for the first six months of 2015 were $90.7 million, an increase of 10.7% when compared with revenues from the first six months of 2014 of $81.9 million. Gross profit was 21.2% for the first six months of 2015 compared with 19.8% for the first six months of 2014. The Company reported net income of $1.6 million, or $0.23 per diluted share for the first six months of 2015 compared with a net loss of $1.3 million, or $0.23 per diluted share for the first six months of 2014. On June 28, 2015, the Company’s working capital position was $8.6 million.

Adjusted EBITDA was $6.4 million, or 7.1% of revenues, for the first six months of 2015, compared with $5.0 million, or 6.2% of revenues for the first six months of 2014.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and continues to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com

BG Staffing, Inc.
Selected Consolidated Statements of Operations Information
(amounts in thousands, except per-share amounts)

	Second Quarter		Year-to-Date
	2015	2014	2015	2014
Revenues	$49,781	$42,830	$90,666	$81,868
Gross profit	$10,866	$8,465	$19,207	$16,177
Sales, general and administrative	$6,878	$5,659	$13,226	$12,164
Operating income	$2,677	$1,622	$3,541	$1,479
Income (loss) before income tax	$2,308	$746	$2,620	$(1,168)
Net income (loss)	$1,462	$247	$1,626	$(1,284)
Net income (loss) per diluted share	$0.20	$0.04	$0.23	$(0.23)
Weighted average dilutive shares	7,270	5,676	7,099	5,599

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Jun 28, 2015	Dec 28, 2014
Accounts receivable, net	$26,644	$22,030
Property and equipment, net	$913	$668
Total assets	$65,592	$53,773
Total liabilities	$43,178	$37,410
Total stockholders' equity	$22,414	$16,363

BG Staffing, Inc.
Non-GAAP Financial Measures

The financial results of BG Staffing, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and the rules of the U.S. Securities and Exchange Commission ("SEC"). To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA.
A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone.
We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, loss on early extinguishment of related party debt, transaction fees related to our acquisitions, and other non-cash expenses such as the put option adjustment and stock-based compensation expense.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
	(dollars in thousands)
Net income (loss)	$1,462	$247	$1,626	$(1,284)
Interest expense, net	559	637	1,090	1,434
Income tax expense	846	500	993	116
Depreciation and amortization	1,312	1,184	2,440	2,533
Loss on extinguishment of related party debt	—	—	—	987
Stock-based compensation	123	115	183	1,027
Transaction fees	2	—	273	—
Put option adjustment	(190)	239	(169)	226
Adjusted EBITDA	$4,114	$2,922	$6,436	$5,039